Exhibit 99.1

AVITA Medical to Present at the BTIG MedTech, Digital Health, Life Science & Diagnostic Tools Conference

February 2, 2022

VALENCIA, Calif. and MELBOURNE, Australia, Feb. 02, 2022 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today that Dr. Mike Perry, CEO, will present at the BTIG MedTech, Digital Health, Life Science & Diagnostic Tools Conference on Tuesday, February 15, 2022 at 10:30 a.m. Eastern Standard Time (Wednesday, February 16, 2022 at 2:30 a.m. Australian Eastern Daylight Time).

The webcast link is available only for those who are attending the BTIG conference.

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES ® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL ® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe. To learn more, visit www.avitamedical.com.

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com	Investors ICR Westwicke Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com
O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au